EXHIBIT 99.1

Frankfort First Bancorp, Inc.

For Immediate Release August 12, 1998

Contact:       Danny A. Garland, Vice President
               Don Jennings or Clay Hulette
               (502) 223-1638
               216 West Main Street
               P.O. Box 535
               Frankfort, KY  40602

         FRANKFORT FIRST BANCORP, INC. ANNOUNCES
              STOCK REPURCHASE PROGRAM

     Frankfort First Bancorp, Inc. (NASDAQ:FKKY) announced today that it is commencing a stock repurchase program to purchase up to 81,000 shares of the Company's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     William C. Jennings, President of the Company, stated that the repurchase should be completed within nine months. Mr. Jennings explained that the Board of Directors considers the Company's common stock to be an attractive investment. In addition, the repurchase program is expected to improve liquidity in the market for the common stock and result in increased earnings per share.

     According to Mr. Jennings, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of purchases.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc.
shares are traded on the Nasdaq National Market under the symbol
FKKY. The Company has approximately 1.6 million shares outstanding.